Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On June 2, 2014, Zalicus Inc. (“Zalicus” or the “Company”) completed the sale of its combination High Throughput Screening platform (the “cHTS Business”) and certain assets and liabilities related to the cHTS Business to Horizon Discovery Limited, an English private limited company, and Horizon Discovery Inc., a privately held Delaware corporation (together, the “Horizon Discovery Group”), pursuant to the Asset Purchase Agreement (the “Purchase Agreement”), dated as of May 14, 2014, with the Horizon Discovery Group, previously reported in the Company’s Current report on Form 8-K filed with the SEC on May 15, 2014 (such transaction, the “Purchase”).

The unaudited pro forma condensed financial statements have been developed by applying pro forma adjustments to Zalicus’ historical consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and give effect to the Purchase, which is further described in the accompanying notes to the unaudited pro forma condensed financial statements. The unaudited pro forma condensed statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 give effect to the Purchase as if it had occurred on January 1, 2013. The unaudited pro forma condensed balance sheet as of March 31, 2014 gives effect to the Purchase as if it had occurred on March 31, 2014. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (1) directly attributable to the Purchase, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of Zalicus.

The unaudited pro forma condensed financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Purchase was completed as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed financial statements are based upon the respective historical consolidated financial statements of Zalicus, and should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed financial statements;

•	the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Zalicus’ Form 10-K for the year ended December 31, 2013 filed with the SEC on March 14, 2014;

•	the unaudited condensed consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in Zalicus’ Form 10-Q for the three months ended March 31, 2014 filed with the SEC on May 9, 2014;

•	other information contained in or incorporated by reference into this Current report on Form 8-K.

The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed financial statements. Differences between these preliminary estimates and the final divestiture accounting may occur and these differences could have a material effect on the accompanying unaudited pro forma condensed financial statements and the Company’s future financial position and results of operations.

Zalicus Inc.

UNAUDITED PRO FORMA CONDENSED

BALANCE SHEET

As of March 31, 2014

(in thousands)

	Historical	Pro Forma Adjustments	Note 2	Pro Forma Adjusted
Assets
Current assets:
Cash and cash equivalents	$11,044	$8,474	a	$19,518
Restricted cash	50	—		50
Accounts receivable	584	(584)	b	—
Prepaid expenses and other current assets	511	(252)	b	259

Total current assets	12,189	7,638		19,827
Property and equipment, net	2,132	(428)	b	1,704
Restricted cash and other assets	1,800	—		1,800

Total assets	$16,121	$7,210		$23,331

Liabilities and stockholders equity
Current liabilities:
Accounts payable	$1,472	$(175)	b	$1,297
Accrued expenses and other current liabilities	1,300	(103)	b	1,697
		500	c
Deferred revenue	1,617	(1,617)	b	—
Current portion of lease incentive obligation	284	—		284

Total current liabilities	4,673	(1,395)		3,278
Deferred rent, net of current portion	272	—		272
Lease incentive obligation, net of current portion	520	—		520
Other liabilities	—	500	c	500
Stockholders’ equity
Common stock	26	—		26
Additional paid-in capital	394,060	—		394,060
Accumulated deficit	(383,430)	8,105	d	(375,325)

Stockholders’ equity	10,656	8,105		18,761

Total liabilities and stockholders’ equity	$16,121	$7,210		$23,331

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Financial Statements.

Zalicus Inc.

UNAUDITED PRO FORMA CONDENSED

STATEMENT OF OPERATIONS

For the three months ended March 31, 2014

(in thousands, except share and per share amounts)

	Historical	Pro Forma Adjustments	Note 2	Pro Forma Adjusted
Revenue:
cHTS services and other collaborations	$1,603	$(1,603)	e	$—

Total revenue	1,603	(1,603)		—

Operating expenses:
Research and development	3,081	(795)	e	2,286
General and administrative	2,010	(17)	e	1,993

Total operating expenses	5,091	(812)		4,279

Loss from operations	(3,488)	(791)		(4,279)
Other income (expense):
Interest income	1	—		1
Interest expense	(85)	—		(85)
Loss on early extinguishment of debt	(217)	—		(217)
Other (expense) income, net	(1)	276	f	275

Total other expense, net	(302)	276		(26)

Net loss	$(3,790)	$(515)		$(4,305)

Net loss per share, basic and diluted	$(0.15)			$(0.16)
Common shares used in calculating net loss per share, basic and diluted	26,106,731			26,106,731

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Financial Statements.

Zalicus Inc.

UNAUDITED PRO FORMA CONDENSED

STATEMENT OF OPERATIONS

For the year ended December 31, 2013

(in thousands, except share and per share amounts)

	Historical	Pro Forma Adjustments	Note 2	Pro Forma Adjusted
Revenue:
Royalties	$6,661	$—		$6,661
cHTS services and other collaborations	8,070	(8,070)	e	—

Total revenue	14,731	(8,070)		6,661

Operating expenses:
Research and development	33,964	(3,825)	e	30,139
General and administrative	7,523	(144)	e	7,379
Amortization of intangibles	8,722	—		8,722
Impairment charge	1,732	—		1,732

Total operating expenses	51,941	(3,969)		47,972

Loss from operations	(37,210)	(4,101)		(41,311)
Other income (expense):
Interest income	46	—		46
Interest expense	(1,467)	—		(1,467)
Other income	14	1,106	f	1,120

Total other expense, net	(1,407)	1,106		(301)

Net loss	$(38,617)	$(2,995)		$(41,612)

Net loss per share, basic and diluted	$(1.68)			$(1.81)
Common shares used in calculating net loss per share, basic and diluted	22,932,675			22,932,675

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Financial Statements.

Notes to the Unaudited Pro Forma Financial Statements

1.	Description of the Transaction and Basis of Pro Forma Presentation

The unaudited pro forma condensed financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of Zalicus based upon the historical data of Zalicus, after giving effect to the Purchase.

Description of the Transaction

On June 2, 2014, Zalicus completed the sale of the cHTS Business and certain assets and liabilities related to the cHTS Business to the Horizon Discovery Group pursuant to the Purchase Agreement. Under the terms of the Purchase Agreement, at the closing of the transaction, Zalicus received cash proceeds of $8.5 million from the Horizon Discovery Group, including $0.5 million as a closing adjustment for net working capital, subject to further specified adjustments post-closing for net working capital,.

In connection with the Purchase, Zalicus sublet its Cambridge, Massachusetts facility to Horizon Discovery Inc. (the “Sublease”). Pursuant to the Sublease, Horizon Discovery Inc. will pay to Zalicus approximately $0.09 million per month through May 2016 and approximately $0.13 million per month from June 2016 through January 2017, when Zalicus’ original lease for its Cambridge facility and the Sublease terminate. Zalicus’ obligations under its original lease remain and Zalicus will continue its payments to the Cambridge facility landlord of approximately $0.13 million per month through January 2017. Zalicus expects to recognize a loss on the Sublease of approximately $1.0 million because Zalicus’ costs under the original lease exceed the income under the Sublease. Because of the continuing cash flows under the Sublease, the historical results of operations of the cHTS Business do not meet the criteria to be classified as discontinued operations.

In connection with the Purchase, Horizon Discovery Group offered employment to certain Zalicus employees, all of whom accepted. Upon accepting employment with Horizon Discovery Group and terminating employment with Zalicus, in accordance with the Zalicus stock option plan, the employees’ unvested stock options were forfeited and the employees will have a certain period of time to exercise vested options before the options expire.

2.	Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained and additional analyses are performed:

(a)	Represents estimated proceeds received from the Purchase of $8.4 million, including $0.5 million as a closing adjustment for net working capital, subject to further specified adjustments post-closing for net working capital, and net of $0.1 million of estimated third-party transaction costs associated with the divestiture that are not already included in accrued liabilities as of March 31, 2014.

(b)	Represents the elimination of the assets and liabilities of the cHTS Business acquired by the Horizon Discovery Group in connection with the Purchase.

(c)	To record the liability related to the $1.0 million loss expected to be recognized from the Sublease entered into in connection with the Purchase.

(d)	To record the effect of the preliminary estimated net gain recognized on the Purchase, including a loss of $1.0 million from the Sublease and a gain of $9.1 million from the Purchase, based on the carrying values as of March 31, 2014 of the cHTS Business’ assets and liabilities being sold. Zalicus has not reflected a provision for income taxes related to the preliminary estimated net gain recognized on the Purchase because it expects 2014 operating losses will be sufficient to offset this gain. In addition, to the extent the preliminary estimated net gain recognized on the Purchase exceeds net losses incurred in 2014, Zalicus believes it has sufficient net operating loss carryforwards available to offset the remaining preliminary estimated net gain.

(e)	Represents the elimination of the historical financial results of the cHTS Business.

(f)	To record the income expected to be received from the Sublease entered into in connection with the Purchase.